Exhibit 99.1

NEWS RELEASE 1625 Broadway, Suite 250 Denver, Colorado 80202 Telephone: 303-592-8075 Fax: 303-592-8071 Contact: Lynn Peterson, CEO

KODIAK OIL & GAS CORP. REPORTS FIRST QUARTER 2009 RESULTS;

UPDATES WILLISTON BASIN DRILLING AND COMPLETION ACTIVITIES

•                 INITIAL PRODUCTION DATA PROVIDED ON FIRST TWO MIDDLE BAKKEN PRODUCERS; WELLS IP AT 1,394 BOE/D AND 711 BOE/D ON 24-HOUR PRODUCTION TESTS

DENVER — May 7 /PRNewswire-FirstCall/ — Kodiak Oil & Gas Corp. (NYSE Amex: KOG), an oil and gas exploration and production company with assets in the Green River Basin of southwest Wyoming and Colorado and the Williston Basin of North Dakota and Montana, today reported financial and operating results for the first quarter 2009 and provided an interim update on its Williston Basin drilling and completion activities.

First Quarter 2009 Operational Results

Williston Basin — Dunn County, North Dakota

Kodiak’s exploration efforts target oil and gas production from the middle member between the upper and lower Bakken shales, which are the source for existing hydrocarbons.  The Three Forks / Sanish Formation, a productive interval lying directly below the lower Bakken shale, is also expected to be a future exploration target.  Commercial production from the Three Forks / Sanish Formation is being reported by operators in the immediate area.

Q109 Drilling Activity

The Moccasin Creek (MC) #16-34-2H well, a well in progress from the fourth quarter of 2008, reached total depth in January 2009.  Kodiak operates the well with 60% working interest (WI) and 49% net revenue interest (NRI).  Located in the southwestern portion of Kodiak’s leasehold, the well was drilled on 320-acre spacing to an approximate total vertical depth (TVD) of 10,350 feet and a total measured depth (TMD) of 15,525 feet with a 4,169 foot lateral in the middle Bakken.  The well successfully reached TMD and had the liner in the hole in 41 days.  Completion operations are discussed below.

The MC #16-34H well (Kodiak operates with 60%WI and 49% NRI) reached total depth in February 2009.  The well was drilled on 320-acre spacing to an approximate TVD of 10,350 feet and a TMD of 14,810 feet with a 4,159 foot lateral in the middle Bakken.  The well successfully reached TMD and had the liner in the hole in 36 days.  Completion operations are discussed below.

The Two Shields Butte (TSB) #16-8-16H well (Kodiak operates with 50% WI and 41% NRI) reached total depth in March 2009.  The well, located in the northwestern portion of Kodiak’s leasehold, was drilled on 320-acre spacing to an approximate TVD of 10,350 feet and a TMD of 15,760 feet with a 4,465 foot lateral in the middle Bakken.  The well successfully reached TMD and had the liner in the hole in 31 days.  Completion operations are anticipated to commence in late May 2009.

The TSB #16-8-7H well (Kodiak operates with 37.5% WI, before payout (36% WI after payout) and 30% NRI, before payout (29.5% NRI after payout)) reached total depth in April 2009.  The well, located in the northwestern portion of Kodiak’s leasehold, was drilled to an approximate TVD of 10,350 feet and a TMD of 19,743 feet with an 8,995 foot lateral in the middle Bakken.  The well, drilled on 640-acre spacing with two lay-down 320s, successfully reached TMD and had the liner in the hole in 28 days.  Completion operations are anticipated to commence in June 2009.

Subsequent to the end of the first quarter 2009, Kodiak is rigging up on the TSB #14-33-6H well (Kodiak operates with 50% WI and 41% NRI).  The well is located roughly in the middle of the Company’s FBIR acreage block and will be drilled to an approximate TVD of 10,380 feet with an approximate 4,500 foot lateral on a 320-acre drilling block.  The TSB #14-33-28H well will be drilled immediately following off of the same drilling pad.  This well will be drilled on a 1,280-acre spacing unit with an approximate 9,000 foot lateral.

Completion Activity

Subsequent to the end of the first quarter 2009, Kodiak successfully completed its first two wells in the Moccasin Creek operating area of its FBIR leasehold.  The wells were both drilled on 320-acre spacing.

Fracture stimulation procedures were completed on the MC #16-34-2H well on April 23, 2009.  During drilling operations, a liner was run into the 4,159 foot horizontal lateral section of the well bore utilizing sliding sleeves with the expectation of an eight-stage fracture stimulation treatment.  During completion operations the well encountered mechanical issues when one of the sleeves opened prematurely, preventing stimulation procedures to be completed on four of the eight stages.  As a result, only four frac stages were successfully put away in the intended zones.  At this time the well will be produced and the production rates will be monitored.  No further near-term work is anticipated, however additional stimulation work could be initiated at a later date.

The well is currently flowing back oil and frac fluid up 4½” frac string to the tank batteries.  Initial 24-hour production rates were 604 barrels of oil and approximately 643 thousand cubic feet per day (Mcf/d) of natural gas, or 711 barrels of oil equivalent (BOE).  The well is only being produced during non-working hours as completion work on the MC #16-34H continues from the same drilling pad.

Fracture stimulation procedures were completed on the MC #16-34H well on May 4, 2009.   The well was completed utilizing sliding sleeves with a five-stage fracture stimulation design in the 4,169 foot horizontal lateral section of the well bore.  The well is currently flowing back frac fluid and oil up 4 ½” frac string to the tank batteries.  Initial 24-hour production rates were 1,274 barrels of oil and 717 Mcf/d of natural gas, or 1,394 BOE.

Work is in progress on the TSB #16-8-16H and the TSB #16-8-7H wells, which we expect to complete in early June 2009.

As of March 31, 2009, Kodiak had approximately 54,000 gross and 37,000 net acres under lease on the Fort Berthold Indian Reservation (FBIR) in Dunn County, N.D.  Kodiak operates all of its leasehold on the FBIR, with the exception of approximately 18,000 gross and 9,000 net acres that are in a participating area previously established with another operator.  As of March 31, 2009, Kodiak had 11 approved drilling permits, six permits in process and awaiting approval and had an inventory of three drilling pads built and awaiting new drilling activities.

Management Comment

Commenting on the recent activity, Kodiak’s President and CEO Lynn Peterson said:  “The first order of business was to strengthen our financial condition and liquidity.  Our recently announced equity financing, which is discussed below, will help us complete our planned 2009 capital expenditure program.  This placement, which is subject to certain closing conditions, was completed with existing shareholders that have helped us build our Company over the past five years.  With our 2009 drilling and completion schedule, we expect to see an improvement in our cash flow over the coming quarters.  Ultimately we believe that our early results will help position us to access the capital we will need to develop this significant oil play in North Dakota.

“Completing the first two Middle Bakken wells on our FBIR leasehold is a significant milestone for Kodiak.  The mechanical issues on the first completion were disappointing, as we are unable to properly evaluate the true productive potential of the well.  Despite down-hole issues, the rates are encouraging from the four successful stages.  The second well was completed in an efficient manner without any difficulties and we are pleased with the production we are seeing from the well.  It is too early to provide per-well estimated ultimate recoveries, but we

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believe that our stated range of 350 MBOE to 500 MBOE for the shorter 4,500 foot laterals remains as a Company target.  We are awaiting completion results from our first long lateral which should continue to give us further information as to the most efficient method of drilling and recovery of hydrocarbons from this resource play.  Our drilling operations continue to become more efficient with each well that we drill.  Our technical team has met the challenges and we are seeing our well costs come down significantly.”

Vermillion Basin—Wyoming

Vermillion Basin Deep—Baxter Shale and Frontier and Dakota Sandstone

At March 31, 2009, Kodiak owned or controlled approximately 44,000 gross (17,000 net) acres in the Vermillion Basin of the Green River Basin in Wyoming and Colorado.   Kodiak’s exploration efforts focus on the over-pressured Baxter Shale at depths to approximately 13,000 feet.

The Company’s joint venture partner, Devon Energy Production Company, L.P., drilled four wells during 2008 to obtain and evaluate data points from different locations within the acreage block, specifically in the Horseshoe Basin Unit located on the western edge of Kodiak’s acreage and the Coyote Flats Federal Unit located on the northern edge.  Two of the wells were drilled horizontally and are awaiting completion.  The other two wells were drilled vertically into the Baxter formation and additional work will be done on these wells at a later date.  Due to the current low natural gas prices, completion work is being deferred with limited work expected during 2009.  Kodiak has an approximate 50% working interest in these wells which have yet to be completed.

Liquidity and Capital Resources

During the first three months of 2009, Kodiak incurred capital expenditures of approximately $4.4 million. The Company’s previously announced estimated capital expenditure budget allocates up to $15.3 million for the full-year 2009.  The 2009 estimated capital expenditure budget does not include any potential costs or fees associated with the second drill rig that the Company has contracted and is now attempting to terminate or defer its obligation to a later date.  Kodiak continues to evaluate and monitor its capital expenditures in relation to commodity prices.  The Company anticipates that its expenditures could be less than $15.3 million if current economic conditions continue throughout 2009.   It was originally estimated that, of the $15.3 million total projected expenditures, $4.0 million would be allocated to the Vermillion Basin of Wyoming and Colorado and the remaining $11.3 million would be allocated to the Williston Basin of North Dakota.  However, the Company has revised its projections, and it now anticipates that actual expenditures during 2009 in the Vermillion Basin will be less than $4.0 million, in which case, the Company anticipates that it will re-allocate such difference to the Williston Basin.

On May 6, 2009, the Company entered into agreements to issue 10.0 million shares of its common stock to certain institutional investors and insiders, including management, in a non-brokered registered direct offering (“Proposed Financing”).  If the Proposed Financing closes as expected on or about May 11, 2009, the Company anticipates that the resulting gross proceeds of approximately $7.5 million, together with its projected 2009 cash flows from operations and its prepaid tubular goods and surface equipment, would be sufficient to support Kodiak’s planned capital expenditure program through December 2009.  If the Proposed Financing were not to close, it will be necessary for the Company to complete an alternate arrangement in order to fund the Company’s 2009 capital expenditures.

First Quarter 2009 Results

Oil and Gas Sales

Kodiak’s first quarter 2009 oil and gas sales volumes grew by 23% to 33,100 barrels of oil equivalent (BOE), as compared to 26,950 BOE in the same period in 2008.  Oil sales volumes were up 4% to16,490 barrels for the first quarter 2009, as compared to 15,850 barrels in the same period in 2008.  Natural gas production increased by 50% in the first quarter of 2009 to 99.6 million cubic feet (MMcf), as compared to 66.6 MMcf in the prior-year period.  The increase in natural gas production is attributed to new wells that came on production in late 2008.  By commodity in the first quarter 2009, crude oil constituted 50% of the production base.

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For the first quarter 2009, the average gas price received decreased 60% to $2.83 per Mcf, as compared to the $6.99 per Mcf received in the same period in 2008.  On a quarter-over-quarter basis, Kodiak experienced a 66% decrease in the average price received for crude oil in 2009.  The Company sold its oil volumes for $30.04 per barrel during the first quarter 2009, as compared to the $89.12 per barrel received during the prior-year period.  Kodiak currently does not hedge any of its oil and gas production volumes. The Company intends to evaluate an appropriate risk management strategy as the production base increases from future drilling in the Eastern Bakken oil play in Dunn County, N.D.

During the first quarter 2009, Kodiak invested $4.4 million primarily for the drilling of Bakken shale wells and related infrastructure.  Approximately $550,000 was allocated toward the acquisition of new leasehold and seismic activities.  The Company now has working interests in 26 gross (14.9 net) wells, of which 16 gross (10.6 net) are Kodiak-operated wells.

Financial Results

The Company reported a net loss for the quarter-ended March 31, 2009, of $1.6 million, or $0.02 per basic and diluted share, compared with a net loss of $2.6 million, or $0.03 per basic and diluted share, for the same period in 2008.

Total revenues for the first quarter 2009 were $791,000, versus $2.0 million for the same period in 2008.  Oil and gas sales were $778,000 for the first quarter 2009, as compared to $1.9 million in 2008.  Crude oil revenue accounted for approximately 64% of first quarter 2009 oil and gas sales.

For the first quarter 2009, Adjusted EBITDA was a negative $492,000, as compared to $2,400 for the same period in 2008.  Kodiak defines Adjusted EBITDA as net income before interest, taxes, depreciation, depletion, amortization and accretion, non-cash stock-based compensation expense, impairment charges and gains or losses on foreign currency exchange.

Reconciliations of Adjusted EBITDA, a non-GAAP measure, to net loss are included in this news release and in the Company’s filing on Form 10-Q.  Additional disclosure regarding the Company’s use of Adjusted EBITDA are also included in the Company’s filing on Form 10-Q.

Total assets were $37.9 million at March 31, 2009, as compared to $39.0 million at December 31, 2008.   Stockholders’ equity was $32.2 million at March 31, 2009, as compared to $33.0 million at year-end 2008.  The Company’s cash and cash equivalents position at March 31, 2009, was $2.0 million, and it currently has no long-term debt.  In addition, prepaid expenses, including tubular goods and surface equipment, were $8.9 million and accounts receivable was $4.8 million, both at March 31, 2009.  Kodiak’s total current assets at March 31, 2009 were $15.7 million and its total current liabilities were $4.8 million, providing working capital of $10.9 million.

General and administrative (G&A) expense decreased to $1.9 million for the first quarter 2009, from $2.5 million for the same period in 2008.  Included in the G&A expense for the 2009 period is a non-cash stock-based compensation charge of $781,000 for options issued to officers, directors and employees, as compared to $1.5 million for the same period in 2008.  The 24% quarter-over-quarter reduction in G&A is attributed to the 48% reduction in stock-based compensation in the 2009 period.

Teleconference Call

In conjunction with Kodiak’s release of its results, investors, analysts and other interested parties are invited to participate in a conference call with management on Friday, May 8, 2009 at 11:00 a.m. Eastern Daylight Time.

Date:	Friday, May 8, 2009

Time:	11:00 a.m. EDT
10:00 a.m. CDT
9:00 a.m. MDT
8:00 a.m. PDT

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Call:	(877) 257-3168 (US/Canada) and (706) 643-3820 (International)
Passcode 97397558

Internet:	Live and rebroadcast over the Internet
http://www.videonewswire.com/event.asp?id=58430 or at: http://www.kodiakog.com

Replay:	Available through Friday, May 15, 2009 at (800) 642-1687
(US/Canada) and (706) 645-9291 (International) using passcode
97397558 and for 30 days at www.kodiakog.com

About Kodiak Oil & Gas Corp.

Kodiak Oil & Gas, Denver-based, is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas in the Williston and Green River Basins in the U.S. Rocky Mountains.  For further information, please visit www.kodiakog.com.  The Company’s common shares are listed for trading on the NYSE Amex exchange under the symbol: “KOG.”

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” ‘projects,” “potential” and similar expressions, or that events or conditions “will,” “would,” “may,” “could” or “should” occur. Forward-looking statements in this document include statements regarding the Company’s exploration, drilling and development plans, the Company’s expectations regarding the timing and success of such programs, the Company’s expectations regarding the timing and amount of future revenues and the Company’s expectations regarding the future production of its oil & gas properties. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

Footnotes to the Financial Statements

The notes accompanying the financial statements are an integral part of the consolidated financial statements and can be found in Kodiak’s filing on Form 10-Q for the period ended March 31, 2009 filed with the Securities and Exchange Commission on May 7, 2009.

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KODIAK OIL & GAS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Audited)
	March 31,	December 31,
	2009	2008
ASSETS
Current Assets:
Cash and cash equivalents	$2,007,423	$7,581,265
Accounts receivable
Trade	4,018,063	1,934,818
Accrued sales revenues	757,962	516,870
Prepaid expenses and other	8,903,613	10,621,980

Total Current Assets	15,687,061	20,654,933

Oil and gas properties (full cost method), at cost:
Proved oil and gas properties	99,267,199	97,934,058
Unproved oil and gas properties	12,049,766	11,985,533
Wells in progress	3,730,114	728,093
Less-accumulated depletion, depreciation, amortization, accretion and asset impairment	(93,102,757)	(92,804,911)
Net oil and gas properties	21,944,322	17,842,773
Other property and equipment, net of accumulated depreciation of $299,402 in 2009 and $270,620 in 2008	240,722	272,705
Restricted investments	—	246,068

Total Assets	$37,872,105	$39,016,479

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$2,682,673	$4,125,335
Advances from joint interest owners	2,150,020	1,105,740
Total Current Liabilities	4,832,693	5,231,075

Noncurrent Liabilities:
Asset retirement obligation	887,405	787,180
Total Liabilities	5,720,098	6,018,255

Commitments and Contingencies - Note 7
Stockholders’ Equity:
Common stock - no par value; unlimited authorized
Issued and outstanding: 95,129,431 shares in 2009 and 95,129,431 shares in 2008
Contributed surplus	137,079,234	136,297,845
Accumulated deficit	(104,927,227)	(103,299,621)

Total Stockholders’ Equity	32,152,007	32,998,224

Total Liabilities and Stockholders’ Equity	$37,872,105	$39,016,479

KODIAK OIL & GAS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended March 31,
	2009	2008

Revenues:
Gas production	$282,474	$465,865
Oil production	495,259	1,412,306
Interest	13,627	83,366
Total revenue	791,360	1,961,537

Cost and expenses:
Oil and gas production	148,529	982,951
Depletion, depreciation, amortization and accretion	355,340	1,097,299
General and administrative	1,915,951	2,495,042
(Gain)/loss on currency exchange	(853)	18,281

Total costs and expenses	2,418,967	4,593,573

Net loss	$(1,627,607)	$(2,632,036)

Basic & diluted weighted-average common shares outstanding	95,129,431	87,992,931

Basic & diluted net loss per common share	$(0.02)	$(0.03)

KODIAK OIL & GAS CORP

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2009	2008

Cash flows from operating activities:
Net loss	$(1,627,607)	$(2,632,036)
Reconciliation of net loss to net cash (used in) provided by operating activities:
Depletion, depreciation, amortization and accretion	355,340	1,097,299
Stock based compensation	781,389	1,518,810
Changes in current assets and liabilities:
Accounts receivable-trade	(2,083,245)	274,800
Accounts receivable-accrued sales revenue	(241,092)	(9,958)
Prepaid expenses and other	380,077	60,350
Accounts payable and accrued liabilities	(38,253)	(2,738,207)
Net cash (used in)/provided by operating activities	(2,473,391)	(2,428,942)

Cash flows from investing activities:
Oil and gas properties	(3,817,427)	(3,128,461)
Sale of oil and gas properties	—	2,437,892
Equipment	—	11,416
Prepaid tubular goods	467,704	—
Restricted investment: undesignated as restricted	249,272	(3,204)
Net cash (used in) investing activities	(3,100,451)	(682,357)

Net cash provided by financing activities	—	—

Net change in cash and cash equivalents	(5,573,842)	(3,111,299)

Cash and cash equivalents at beginning of the period	7,581,265	13,015,318

Cash and cash equivalents at end of the period	$2,007,423	$9,904,019

Supplemental cash flow information
Oil & gas property accrual included in Accounts payable and accrued liabilities	$1,097,060	$1,095,418

Asset retirement obligation	$71,514	$(65,143)

Use of Non-GAAP Financial Matters

In evaluating its business, Kodiak considers earnings before interest, taxes, depreciation, for operational activities and future capital expenditures. Adjusted EBITDA is not a Generally Accepted Accounting Principle (“GAAP”) measure of performance. The Company uses this non-GAAP measure primarily to compare its performance with other companies in the industry that make a similar disclosure and as a measure of its current liquidity. The Company believes that this measure may also be useful to investors for the same purpose and for an indication of the Company’s ability to generate cash flow at a level that can sustain or support our operations and capital investment program. Investors should not consider this measure in isolation or as a substitute for operating income or loss, cash flow from operations determined under GAAP, or any other measure for determining the Company’s operating performance that is calculated in accordance with GAAP. In addition, because EBITDA is not a GAAP measure, it may not necessarily be comparable to similarly titled measures employed by other companies.

KODIAK OIL & GAS CORP

RECONCILIATION OF ADJUSTED EBITDA

	Three months ended	Three months ended
	March 31,	March 31,
	2009	2008
Reconciliation of Adjusted EBITDA:

Net Loss	$(1,627,607)	$(2,632,036)
Add back:
Depreciation, depletion, amortization and accretion	355,340	1,097,299
(Gain) / loss on foreign currency exchange	(853)	18,281
Stock based compensation expense	781,389	1,518,810

Adjusted EBITDA	$(491,731)	$2,354